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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 3, 2002

PIONEER DRILLING COMPANY

(Exact name of registrant as specified in its charter)

State of Texas (State or other jurisdiction of incorporation)	2-70145 (Commission File Number)	74-2088619 (IRS Employer Identification No.)
9310 Broadway, Building 1 San Antonio, Texas (Address of principal executive offices)		78217 (Zip Code)

Registrant's telephone number, including area code (210) 828-7689

(Former name or former address, if changed since last report.)

Item 1. Changes in Control of Registrant.

        On July 3, 2002, we obtained an additional $10 million funding from WEDGE Energy Services, L.L.C. ("WEDGE") in exchange for $10 million in principal amount of a 6.75% Convertible Subordinated Debenture with an effective conversion rate of $5.00 per share. The transaction was accomplished by an agreement between us and WEDGE under which WEDGE agreed to provide the additional $10 million funding in cash and to cancel the $18,000,000 6.75% Convertible Subordinated Debenture that we previously issued to WEDGE on October 9, 2001 (the "Previous Debenture"), which was convertible at a rate of $4.00 of debt per share of our Common Stock, in exchange for the issuance of new $28 million 6.75% Convertible Subordinated Debentures (the "New Debentures"). The New Debentures are convertible into 6.5 million shares of Common Stock at a rate of $4.31 of debt per share of Common Stock, which is a pro-rata blending of the $5.00 conversion rate of the additional $10 million financing and the $4.00 conversion rate of the Previous Debenture. In order to reduce our interest obligations, $3 million of the $10 million additional financing will not be drawn down until on or before September 30, 2002. Unlike the debenture being cancelled, which we could not prepay, the New Debentures include call provisions under which we may, at our option, prepay the New Debentures after July, 2004, at 105% of principal during 2004, 104% during 2005, 103% during 2006, and 100% during 2007 and thereafter. We will use the initial $7 million of the proceeds to pay down bank debt and the $3 million for the purchase of drilling equipment.

        WEDGE currently holds 7,241,007 shares of our Common Stock, which equals approximately 44.87% of the 16,137,459 shares of our Common Stock outstanding, or 39.69% of our Common Stock outstanding assuming the exercise of all currently outstanding Options or Warrants to acquire shares of our Common Stock, but not assuming the conversion of the Debentures. After the conversion of the Debentures into the 6,500,000 shares of our Common Stock described above, WEDGE would hold an aggregate 13,741,007 shares of our Common Stock, or approximately 60.70% of our Common Stock outstanding, or 55.54% of our Common Stock outstanding assuming the exercise of all currently outstanding Options and Warrants to acquire shares of our Common Stock.

        We adopted a staggered board of directors at its 2001 annual meeting. As a result, we have modified its voting agreement with WEDGE, such that so long as WEDGE owns at least 10% of our outstanding capital stock, we will support and cause to be placed on the ballot at any election of directors, one person designated by WEDGE who shall be a nominee to the Board of Directors, but only if it is necessary to cause at least one WEDGE board nominee to continue as a director after such election. So long as WEDGE owns at least 25% of our outstanding capital stock, we will support and cause to be placed on the ballot at any election of directors up to three persons designated by WEDGE who shall be nominees to our Board of Directors, but only if necessary to cause at least three WEDGE board nominees to continue as directors after such election. If WEDGE has three nominees on the Board of Directors, at least one shall be an individual with no affiliation to WEDGE, or its affiliates, who shall serve as an independent outside director. Additionally, at least one of WEDGE's board nominees shall be appointed to serve on our audit committee and compensation committee.

Item 7. Exhibits.

No.	Document
4.1	Debenture Agreement dated July 3, 2002 by and between WEDGE Energy Services, L.L.C. and Pioneer Drilling Company
4.2	Debenture Purchase Agreement dated July 3, 2002 by and between WEDGE Energy Services, L.L.C. and Pioneer Drilling Company
4.3	Subordination Agreement dated July 3, 2002 by and between the Frost National Bank, WEDGE Energy Services, L.L.C., Pioneer Drilling Company and Pioneer Drilling Services, Ltd.

SIGNATURES

        Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 17, 2002	PIONEER DRILLING COMPANY
	By:	/s/ WM. STACY LOCKE Wm. Stacy Locke, President

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SIGNATURES